Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-233594, 333-254310 and 333-258859 on Form S-3 and Registration Statement Nos. 333-222763, 333-241370, 333-258856, 333-265351 and 333-268643 on Form S-8 of Solid Biosciences Inc. of our report dated August 4, 2022 (except for Notes 3, 12 and 14, as to which the date is October 28, 2022), relating to the financial statements of AavantiBio, Inc. as of and for the years ended December 31, 2021 and 2020 appearing in this Current Report on Form 8-K of Solid Biosciences Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 5, 2022